                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                      ADVANCED LIGHTING TECHNOLOGIES, INC.
                      ------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 par value
                          -----------------------------
                         (Title of Class of Securities)

                                   00753C 10 2
                                   -----------
                                 (CUSIP Number)

    Gerald W. Cowden, Esq., 1414 Terminal Tower, Cleveland, Ohio 44113; (216) 241-2880
    ----------------------------------------------------------------------------------
    (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                        December, 1996 AND January, 1997
                        --------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [ ]

Check the following box if a fee is being paid with the statement. [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

-----------------------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                            SCHEDULE  13D
--------------------------------------------------                                        -----------------------------------------
  CUSIP  NO.   00753C 10 2                                                                    PAGE  2  OF  23
--------------------------------------------------                                        -----------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON
              Wayne R. Hellman, individually and as Trustee of the Voting Trust (defined herein below).
-----------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [x]
                                                                                                                          (b) [x]
              Mr. Hellman affirms himself to be a member of a group only to the extent that he is the Voting Trustee under a Voting Trust dated October 10, 1995, as amended.  Additionally, Mr. Hellman is the holder of the Proxies (defined herein below).







-----------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS
              Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)
                                                                                                  [ ]
              Not Applicable

-----------------------------------------------------------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
-----------------------------------------------------------------------------------------------------------------------------------
                                                         7       SOLE VOTING POWER
                    NUMBER OF                                      5,318,944
                     SHARES                       ---------------------------------------------------------------------------------
           BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                    REPORTING                                      0
                     PERSON                       ---------------------------------------------------------------------------------
                      WITH                               9       SOLE DISPOSITIVE POWER
                                                                   2,238,211
                                                  ---------------------------------------------------------------------------------
                                                        10       SHARED DISPOSITIVE POWER
                                                                   0

-----------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               5,318,944

-----------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]

-----------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               39.56%
-----------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
               IN
-----------------------------------------------------------------------------------------------------------------------------------


                                                            SCHEDULE  13D
--------------------------------------------------                                        ----------------------------------------
  CUSIP  NO.   00753C 10 2                                                                    PAGE  3   OF   23
--------------------------------------------------                                        ----------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              David L. Jennings (as a member of the Voting Trust Group)

----------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                             (a) [x]
                                                                                                                           (b) [ ]


----------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



----------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
----------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                         [ ]

                Not Applicable
----------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
----------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                      0
                      SHARES                        ------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                      0
                      PERSON                        ------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                    715,558
                                                    ------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                    0
----------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                715,558

----------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]


----------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                5.32%

----------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
               IN

----------------------------------------------------------------------------------------------------------------------------------


                                                            SCHEDULE  13D
--------------------------------------------------                                        ----------------------------------------
  CUSIP  NO.   00753C 10 2                                                                    PAGE  4   OF   23
--------------------------------------------------                                        ----------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Louis S. Fisi (as a member of the Voting Trust Group)

----------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) [x]
                                                                                                                        (b) [ ]


----------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



----------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
----------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                      [ ]

                Not Applicable
----------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States
----------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                      0
                      SHARES                        ------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                      0
                      PERSON                        ------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                    539,042
                                                    ------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   0
----------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                539,042

----------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [X]

                Mr. Fisi disclaims beneficial ownership of 80,000 shares owned by his adult children and step-children.

----------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                4.00%
----------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
               IN

----------------------------------------------------------------------------------------------------------------------------------


                                                            SCHEDULE  13D
--------------------------------------------------                                        -----------------------------------------
  CUSIP  NO.   00753C 10 2                                                                    PAGE  5   OF   23
--------------------------------------------------                                        -----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Robert S. Roller (as a member of the Voting Trust Group)

-----------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                             (a) [x]
                                                                                                                           (b) [ ]


-----------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                         [ ]

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-----------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                      0
                      SHARES                        -------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                      0
                      PERSON                        -------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                    336,711
                                                    -------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   0
-----------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                336,711

-----------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [X]
                Mr. Roller disclaims beneficial ownership of 80,914 share owned by six trusts for the benefit of his children.

-----------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                2.50%
-----------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
               IN

-----------------------------------------------------------------------------------------------------------------------------------




                                                            SCHEDULE  13D
--------------------------------------------------                                        -----------------------------------------
  CUSIP  NO.   00753C 10 2                                                                    PAGE  6   OF   23
--------------------------------------------------                                        -----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Juris Sulcs (as a member of the Voting Trust Group)

-----------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) [x]
                                                                                                                        (b) [ ]


-----------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                      [ ]

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-----------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                      0
                      SHARES                        -------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                      0
                      PERSON                        -------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                    371,888
                                                    -------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   0
-----------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                371,888

-----------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]

-----------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                2.77%
-----------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
               IN

-----------------------------------------------------------------------------------------------------------------------------------



                                                            SCHEDULE  13D
--------------------------------------------------                                        -----------------------------------------
  CUSIP  NO.   00753C 10 2                                                                    PAGE  7   OF   23
--------------------------------------------------                                        -----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              James F. Sarver (as a member of the Voting Trust Group)

-----------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (a) [x]
                                                                                                                      (b) [ ]


-----------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                 Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                    [ ]

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-----------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                      0
                      SHARES                        -------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                      0
                      PERSON                        -------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                    394,137
                                                    -------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   0
-----------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                394,137

-----------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]

-----------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                2.93%

-----------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
               IN

-----------------------------------------------------------------------------------------------------------------------------------



                                                            SCHEDULE 13D
--------------------------------------------------                                        ----------------------------------------
  CUSIP  NO.   00753C 10 2                                                                    PAGE  8   OF   23
--------------------------------------------------                                        ----------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Christine Hellman (as a member of the Voting Trust Group)

----------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                       (a) [x]
                                                                                                                     (b) [ ]


----------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



----------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
----------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                   [ ]

                Not Applicable
----------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
----------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF
                      SHARES                                       0
            BENEFICIALLY OWNED BY EACH              ------------------------------------------------------------------------------
                     REPORTING                            8       SHARED VOTING POWER
                      PERSON
                       WITH                                        0
                                                    ------------------------------------------------------------------------------
                                                          9       SOLE DISPOSITIVE POWER

                                                                   332,350
                                                    ------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   0
----------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                332,350
----------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]

----------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                2.47%
----------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
                OO

----------------------------------------------------------------------------------------------------------------------------------


                                                            SCHEDULE  13D
--------------------------------------------------                                        -----------------------------------------
  CUSIP  NO.   00753C 10 2                                                                    PAGE  9   OF   23
--------------------------------------------------                                        -----------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Brian A. Hellman (as a member of the Voting Trust Group)

-----------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                       (a) [x]
                                                                                                                     (b) [ ]


-----------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                   [ ]

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-----------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                      0
                      SHARES                        -------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                      0
                      PERSON                        -------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                    155,262
                                                    -------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   0
-----------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                155,262

-----------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]

-----------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                1.15%
-----------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
                IN

-----------------------------------------------------------------------------------------------------------------------------------


                                                            SCHEDULE  13D
--------------------------------------------------                                        -----------------------------------------
  CUSIP  NO.   00753C 10 2                                                                    PAGE  10   OF   23
--------------------------------------------------                                        -----------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Lisa B. Hellman (as a member of the Voting Trust Group)

-----------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) [x]
                                                                                                                   (b) [ ]


-----------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                 [ ]

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-----------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                      0
                      SHARES                        -------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                      0
                      PERSON                        -------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                    146,239
                                                    -------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   0
-----------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                146,239

-----------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]


-----------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                1.09%

-----------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
              IN

-----------------------------------------------------------------------------------------------------------------------------------


                                                            SCHEDULE 13D
--------------------------------------------------                                        -----------------------------------------
  CUSIP  NO.   00753C 10 2                                                                    PAGE   11   OF   23
--------------------------------------------------                                        -----------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Robert S. Roller and Patricia M. Roller, Co-Trustees of the Lisa Marie Roller Trust dated August 24,
              1995 (as a member of the Voting Trust Group)

-----------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) [x]
                                                                                                                        (b) [ ]


-----------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                      [ ]
                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-----------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                      0
                      SHARES                        -------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                      0
                      PERSON                        -------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                    9,708
                                                    -------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   0
-----------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,708

-----------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]

-----------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.07%
-----------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
                OO

-----------------------------------------------------------------------------------------------------------------------------------



                                                            SCHEDULE 13D
--------------------------------------------------                                        -----------------------------------------
  CUSIP  NO.   00753C 10 2                                                                    PAGE  12   OF   23
--------------------------------------------------                                        -----------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Robert S. Roller and Patricia M. Roller, Co-Trustees of the Jennifer Lynn Jarrett Trust dated August 24,
              1995 (as a member of the Voting Trust Group)

-----------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) [x]
                                                                                                                        (b) [ ]


-----------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                      [ ]

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-----------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                      0
                      SHARES                        -------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                      0
                      PERSON                        -------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                    9,708
                                                    -------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   0
-----------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,708

-----------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]

-----------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.07%
-----------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
                OO

-----------------------------------------------------------------------------------------------------------------------------------


                                                            SCHEDULE 13D
--------------------------------------------------                                        -----------------------------------------
  CUSIP  NO.   00753C 10 2                                                                    PAGE  13   OF   23
--------------------------------------------------                                        -----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Robert S. Roller and Patricia M. Roller, Co-Trustees of the Kimberly Joy Roller Trust dated August 24,
              1995 (as a member of the Voting Trust Group)

-----------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (a) [x]
                                                                                                                      (b) [ ]


-----------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                    [ ]

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-----------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                      0
                      SHARES                        -------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                      0
                      PERSON                        -------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                    9,708
                                                    -------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   0
-----------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,708

-----------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]

-----------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                0.07%
-----------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
                OO

-----------------------------------------------------------------------------------------------------------------------------------


                                                            SCHEDULE 13D
--------------------------------------------------                                        -----------------------------------------
  CUSIP  NO.   00753C 10 2                                                                    PAGE   14   OF   23
--------------------------------------------------                                        -----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Robert S. Roller, Patricia M. Roller and Lisa Marie Roller, Co-Trustees of the Lisa Marie Roller
              Long-term Trust dated September 24, 1995 (as a member of the Voting Trust Group)

-----------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) [x]
                                                                                                                        (B) [ ]


-----------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                      [ ]

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-----------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                      0
                      SHARES                        -------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                      0
                      PERSON                        -------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                    17,261
                                                    -------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                    0
-----------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                17,261

-----------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]


-----------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                0.13%
-----------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
                OO

-----------------------------------------------------------------------------------------------------------------------------------


                                                            SCHEDULE 13D
--------------------------------------------------                                        -----------------------------------------
  CUSIP  NO.   00753C 10 2                                                                    PAGE   15   OF   23
--------------------------------------------------                                        -----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Robert S. Roller, Patricia M. Roller and Jennifer Lynn Jarrett, Co-Trustees of the Jennifer Lynn Jarrett
              Long-term Trust dated September 24, 1995 (as a member of the Voting Trust Group)

-----------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [x]
                                                                                                                       (b) [ ]


-----------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                     [ ]

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-----------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                      0
                      SHARES                        -------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                      0
                      PERSON                        -------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                    17,261
                                                    -------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                    0
-----------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                17,261

-----------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]

-----------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                0.13%
-----------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
                OO

-----------------------------------------------------------------------------------------------------------------------------------



                                                            SCHEDULE 13D
--------------------------------------------------                                        -----------------------------------------
  CUSIP  NO.   00753C 10 2                                                                    PAGE 16 OF 23
--------------------------------------------------                                        -----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Robert S. Roller, Patricia M. Roller and Kimberly Joy Roller, Co-Trustees of the Kimberly Joy Roller
              Long-term Trust dated September 24, 1995 (as a member of the Voting Trust Group)

-----------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [x]
                                                                                                                       (b) [ ]


-----------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                     [ ]

                Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-----------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                      0
                      SHARES                        -------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                      0
                      PERSON                        -------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                    17,268
                                                    -------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                    0
-----------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                17,268

-----------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]


-----------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                0.13%
-----------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
                OO

-----------------------------------------------------------------------------------------------------------------------------------

CUSIP NO. 00753C 10 2                                             PAGE 17 OF 23


                                  SCHEDULE 13D

ITEM 1.  SECURITY AND ISSUER

     The class of securities to which this statement relates is Common Stock, $.001 par value (the "Common Stock"). The name and address of the principal executive offices of the issuer is Advanced Lighting Technologies, Inc., 2307 E. Aurora Road, Suite One, Twinsburg, Ohio 44087 (the "Issuer").

ITEM 2.  IDENTITY AND BACKGROUND

     a. The names of the persons filing this statement are Wayne R. Hellman individually and as Voting Trustee ("Hellman"), and as owners of Common Stock subject to the Voting Trust Agreement dated October 10, 1995 (the "Voting Trust") the following members of the Voting Trust
          Group: Juris Sulcs ("Sulcs"); James F. Sarver ("Sarver"); Christine Hellman; Lisa B. Hellman; Robert S. Roller and Patricia M. Roller, Co-Trustees of the Lisa Marie Roller Trust dated August 24, 1995 ("LMR Trust"); Robert S. Roller and Patricia M. Roller, Co-Trustees of the Jennifer Lynn Jarrett Trust dated August 24, 1995 ("JLJ Trust"); Robert S. Roller and Patricia M. Roller, Co-Trustees of the Kimberly Joy Roller Trust dated August 24, 1995 ("KJR Trust"); Robert
          S. Roller, Patricia M. Roller and Lisa Marie Roller, Co-Trustees of the Lisa Marie Roller Long Term Trust dated September 24, 1995 ("LMR Long Term Trust"); Robert S. Roller, Patricia M. Roller and Jennifer Lynn Jarrett, Co-Trustees of the Jennifer Lynn Jarrett Long Term Trust dated September 24, 1995 ("JLJ Long Term Trust"); and Robert S. Roller, Patricia M. Roller and Kimberly Joy Roller, Co-Trustees of the Kimberly Joy Roller Long Term Trust dated September 24, 195 ("KJR Long Term Trust"); additionally, the Common Stock owned by David L. Jennings ("Jennings") Louis S. Fisi ("Fisi"), Robert S. Roller ("Roller") and Brian A. Hellman, which was formerly subject to the Voting Trust, are now subject to Irrevocable Proxies (the "Proxies"), which appoint Wayne R. Hellman, as proxy holder, to exercise the voting rights of all such shares for each matter submitted to the Company's shareholders for their vote. Each of the record owners of the shares subject to the Voting Trust and the Proxies are sometimes referred to herein as a Member of the "Voting Trust Group."

     b. The business address of Hellman, Fisi and Brian A. Hellman is 2307 E. Aurora Road, Suite One, Twinsburg, Ohio 44087. The business address of Jennings is 3000 Seneca Industrial Parkway, Bellevue, Ohio 44811, and Roller, Sulcs, Sarver and Lisa B. Hellman are located at 32000 Aurora Road, Solon, Ohio 44139. The address of Christine Hellman is 17230 Red Fox Trail, Chagrin Falls, Ohio 44023. The address of the LMR Trust, JLJ Trust, KJR Trust, LMR Long Term Trust, JLJ Long Term Trust, and KJR Long Term Trust is 8630 Tamarack Trail, Chagrin Falls, Ohio 44023.

     c. The following are the present principal occupations and addresses of employment of the reporting persons:

Name:              Occupation:                                 Address:
-----              -----------                                 --------
Hellman            Chief Executive Officer            Issuer (address is specified in Item 1)


CUSIP NO. 00753C 10 2                                            PAGE 18 OF 23


Members of the Voting Trust Group:
Jennings                      Coordinator of Pacific Rim               Lighting Resources International, Inc.
                              Development                              3000 Seneca Industrial Parkway
                                                                       Bellevue, Ohio  44811

Fisi                          Executive Vice President,                Issuer  (address is specified in Item 1)
                              Chief Financial Officer

Roller                        Coordinator of Market                    Venture Lighting International, Inc.
                              Development                              32000 Aurora Road
                                                                       Solon, Ohio  44139

Sulcs                         Coordinator of Technology                Venture Lighting International, Inc.
                              Development                              32000 Aurora Road
                                                                       Solon, Ohio  44139

Sarver                        President of Venture Lighting            Venture Lighting International, Inc.
                              International, Inc.                      32000 Aurora Road
                                                                       Solon, Ohio  44139

Christine Hellman             Consultant                               17230 Red Fox Trail
                                                                       Chagrin Falls, Ohio 44022

Brian A. Hellman              Strategic Planning                       Issuer  (address is specified in Item 1)
                              Manager

Lisa B. Hellman               Vice President of                        Metal Halide Technologies, Inc.
                              Metal Halide Technologies, Inc.          32000 Aurora Road
                                                                       Solon, Ohio 44139

LMR Trust                     Not Applicable                           8630 Tamarack Trail
                                                                       Chagrin Falls, Ohio  44023

JLJ Trust                     Not Applicable                           8630 Tamarack Trail
                                                                       Chagrin Falls, Ohio  44023

KJR Trust                     Not Applicable                           8630 Tamarack Trail
                                                                       Chagrin Falls, Ohio  44023

LMR Long Term Trust           Not Applicable                           8630 Tamarack Trail
                                                                       Chagrin Falls, Ohio  44023

JLJ Long Term Trust           Not Applicable                           8630 Tamarack Trail
                                                                       Chagrin Falls, Ohio  44023

KJR Long Term Trust           Not Applicable                           8630 Tamarack Trail
                                                                       Chagrin Falls, Ohio  44023
                  d.          Not applicable

                  e.          Not applicable

                  f.          All reporting persons are citizens of the United States of America.

CUSIP NO. 00753C 10 2                                          PAGE 19 OF 23


ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     Not applicable; Amendment No. 3 reports a decrease in the number of shares of Common Stock beneficially owned.


ITEM 4.   PURPOSE OF TRANSACTION

     This Amendment No. 3 describes the dispositions by the following members of the Voting Trust during the months of December, 1996 and January, 1997.


          Name                            # Shares Transferred
          ----                            --------------------
         Hellman                                     51,000
         The following members of
           the Voting Trust:
                  Jennings                             -0-
                  Fisi                                5,625
                  Roller                             10,000
                  Sulcs                               2,757
                  Sarver                              7,317
                  Christine Hellman                    -0-
                  Brian A. Hellman                     -0-
                  Lisa B. Hellman                      -0-
                  LMR Trust                            -0-
                  JLJ Trust                            -0-
                  KJR Trust                            -0-
                  LMR Long Term Trust                  -0-
                  JLJ Long Term Trust                  -0-
                  KJR Long Term Trust                  -0-



     No reporting person has a present intention to acquire additional securities of the Issuer.

     Amendment No. 3 is being reported as a result of shares of Common Stock gift transferred by Hellman, Fisi, Roller, Sulcs and Sarver. All such transactions decrease the number of shares owned. No change is being reported in the beneficial ownership of Jennings, Christine Hellman, Brian A. Hellman, Lisa
B. Hellman, LMR Trust, JLJ Trust, KJR Trust, LMR Long Term Trust, JLJ Long Term Trust and KJR Long Term Trust.

ITEM 5   INTEREST IN SECURITIES OF THE ISSUER

     a. and b. The following lists the aggregate number and percentage of shares of Common Stock beneficially owned by the named persons. Percentages are calculated based on the number of outstanding shares as of January 31, 1997:

Name                  Aggregate # Shares         %           # Shares Sole           # Shares Sole or Shared Power
----                  ------------------         -           -------------           -----------------------------
                      Beneficially Owned                     Power to Vote                  To Dispose
                      ------------------                     -------------                  ----------
Hellman               5,318,944 (includes       39.56%           5,318,944                  2,238,211
                      2,238,211 shares
                      owned in his indiv-
                      idual capacity)

Jennings*                715,558                 5.32%                   0                    715,558

CUSIP NO. 00753C 10 2                                            PAGE 20 OF 23


Fisi*                    539,042                 4.00%                   0                539,042

Sarver*                  394,137                 2.93%                   0                394,137

Sulcs*                   371,888                 2.77%                   0                371,888

Roller*                  366,711                 2.50%                   0                366,711

Christine Hellman*       332,350                 2.47%                   0                332,350

Brian Hellman*           155,262                 1.15%                   0                155,262

Lisa Hellman*            146,239                 1.09%                   0                146,239

LMR Trust*                 9,708                 0.07%                   0                  9,708

JLJ Trust*                 9,708                 0.07%                   0                  9,708

KJR Trust*                 9,708                 0.07%                   0                  9,708

LMR Long
Term Trust*               17,261                 0.13%                   0                 17,261

JLJ Long
Term Trust*               17,261                 0.13%                   0                 17,261

KJR Long
Term Trust*               17,268                 0.13%                   0                 17,268

     * These persons constitute members of a group as a result of their transfer of such shares to the Voting Trust or the Proxy, as the case may be (see
Item 2 hereof).

     None of the above persons shares voting power with respect to any shares.

               c. Other than the transfer of shares described in Item 4, no transactions were effected since the most recent filing on
                    Schedule 13D.

               d.   Not applicable

               e.   Not applicable


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER


     Pursuant to the Voting Trust, Hellman is voting trustee of the shares of Common Stock owned by Sulcs, Sarver, Christine Hellman, Brian Hellman, Lisa Hellman, LMR Trust, JLJ Trust, KJR Trust, LMR Long Term Trust, JLJ Long Term Trust, and KJR Long Term Trust; and pursuant to the Irrevocable Proxies, Mr. Hellman has the power to vote all stock owned by Fisi, Roller, Jennings and Brian A. Hellman.

CUSIP NO. 00753C 10 2                                        PAGE 21 OF 23


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

     The form of the Voting Trust Agreement, as amended, and the form of the Irrevocable Proxy are hereby incorporate by reference from the Amendment No. 2 to Schedule 13D filed via EDGAR on June 24, 1996.






                        (SIGNATURES ON FOLLOWING PAGES.)

Signatures

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D statement is true, complete and correct.


Date:  February 10, 1997                             /s/  Wayne R. Hellman
                                                     WAYNE R. HELLMAN*


Date:  February 10, 1997                             /s/  David L. Jennings
                                                     DAVID L. JENNINGS**


Date:  February 10, 1997                             /s/  Louis S. Fisi
                                                     LOUIS S. FISI**


Date:  February 9, 1997                              /s/  Robert S. Roller
                                                     ROBERT S. ROLLER**


Date:  February 10, 1997                             /s/  Juris Sulcs
                                                     JURIS SULCS**


Date:  February 10, 1997                             /s/  James F. Sarver
                                                     JAMES F. SARVER**


Date:  February 10, 1997                             /s/  Christine Hellman
                                                     CHRISTINE  HELLMAN**


Date:  February 10, 1997                             /s/  Brian A. Hellman
                                                     BRIAN A. HELLMAN**


Date:  February 10, 1997                             /s/  Lisa B. Hellman
                                                     LISA B. HELLMAN**


                    (Signatures continued on following page.)


--------------------------

* Member of Voting Trust Group only as to certain shares of which Hellman is voting trustee.

**  Member of the Voting Trust Group.

(Signatures continued)

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D statement is true, complete and correct.



Date:  February 9, 1997                /s/  Robert S. Roller
                                       ROBERT S. ROLLER AS CO-TRUSTEE OF THE
                                       LISA MARIE ROLLER TRUST DATED AUGUST 24,
                                       1995**

Date:  February 9, 1997                /s/  Robert S. Roller
                                       ROBERT S. ROLLER AS CO-TRUSTEE OF THE
                                       JENNIFER LYNN JARRETT TRUST DATED AU-
                                       GUST 24, 1995**


Date:  February 9, 1997                /s/  Robert S. Roller
                                       ROBERT S. ROLLER  AS CO-TRUSTEE OF THE
                                       KIMBERLY JOY ROLLER TRUST DATED AUGUST
                                       24, 1995**


Date:  February 9, 1997                /s/  Robert S. Roller
                                       ROBERT S. ROLLER CO-TRUST FOR THE LISA
                                       MARIE ROLLER LONG TERM TRUST DATED
                                       SEPTEMBER 24, 1995**


Date:  February 9, 1997                /s/  Robert S. Roller
                                       ROBERT S. ROLLER, CO-TRUSTEE FOR THE
                                       JENNIFER  LYNN JARRETT LONG TERM TRUST
                                       DATED SEPTEMBER 24, 1995**


Date:  February 9, 1997                /s/  Robert S. Roller
                                       ROBERT S. ROLLER, CO-TRUSTEE OF THE
                                       KIMBERLY JOY ROLLER LONG TERM TRUST
                                       DATED SEPTEMBER 24, 1995**



--------------------------

* Member of Voting Trust Group only as to certain shares of which Hellman is voting trustee.

**  Member of the Voting Trust Group.